August 12, 2008

VIA ELECTRONIC TRANSMISSION AND OVERNIGHT MAIL

Patrick Gilmore

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Mail Stop 4561

Re:	SYNNEX Corporation

Form 10-K for the Fiscal Year Ended November 30, 2007

Filed February 13, 2008

Form 8-Ks Filed on May 16, 2008 and May 28, 2008

File No. 1-31892

Dear Mr. Gilmore:

On behalf of SYNNEX Corporation (the “Company”), this letter is to confirm that the Company received the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) letter dated July 29, 2008. The Company requests to be granted additional time to respond to comments on the above referenced Form 10-K and Form 8-K. Accordingly, we advise the Staff that the Company will provided it’s response to these comments on or prior to August 26, 2008.

Very truly yours,

/s/ Thomas Alsborg

Thomas Alsborg

Chief Financial Officer

cc:	Kathleen Collins, Accounting Branch Chief

Robert Huang

Kevin Murai

Simon Leung, Esq.

Allison Leopold Tilley, Esq.

Anne-Marie Vitale